Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made as of the date set forth below between InfuSystem Holdings, Inc. (“Corporation”) and Jonathan P. Foster (“Employee”).

Recitals

RECITAL A.	Corporation is generally engaged in the business of providing Ambulatory Infusion Pumps and IV Delivery Systems;

RECITAL B.	Corporation currently retains the services of Employee as an Independent Contractor pursuant to the terms of Consulting Agreement amended February 9, 2013 (“Consulting Agreement”);

RECITAL C.	Corporation has offered, and Employee has accepted the position of Chief Financial Officer; and

RECITAL D.	Employee and Corporation desire to have their rights and obligations specified herein.

THEREFORE, in consideration of the mutual covenants stated herein, the parties agree as follows:

Section 1. Scope of Employment.

A. Corporation hereby employs Employee and Employee accepts such employment as Chief Financial Officer. Among other responsibilities set forth in the Job Description for the position, and such other duties which may be assigned to him from time to time, Employee shall be responsible for all accounting, finance, treasury, M&A, planning, tax and internal audit, credit, risk management, real estate, legal, and investor relations matters of the Company. Employee shall be paid in accordance with the provisions of Section 3 of this Agreement.

B. During the term of this Agreement, Employee shall diligently and conscientiously devote Employee’s full time, attention and energies to the duties herein described. Employee shall not engage in any other employment or business activity without the express prior written consent of Corporation; provided, however, Employee may continue to engage in certain non-medical related personal businesses consistent with his past practices. Employee shall not, directly or indirectly, engage or participate in any activities at any time during the term of this Agreement which conflict with the best interests of Corporation. Employee shall work at such times and at such places as reasonably directed by the Corporation’s Chief Executive Officer, including a minimum average of three (3) days per week outside the Employee’s office in South Carolina at the Corporation’s Madison Heights, Michigan and/or Olathe, Kansas offices, or such other locations as reasonably directed by the Chief Executive Officer.

C. Employee shall, at all times during the term of this Agreement, discharge Employee’s duties herein described in consultation with and under the direction, approval and control of the Chief Executive Officer, or such other individual as designated by Corporation. Notwithstanding any other provision of this Agreement, Corporation reserves the absolute right, in its sole and absolute discretion, to make any and all decisions with respect to actions to be taken by Employee in connection with the rendering of Employee’s duties.

Section 2. Term of Agreement.

A. The term of this Agreement shall be effective September 1, 2013, and continue thereafter unless terminated by either party, with or without cause. This Agreement shall also automatically terminate upon Employee’s death or Disability. “Disability” shall be defined as the inability of Employee to reasonably perform his duties or responsibilities to Corporation as a result of mental or physical ailment of incapacity, for an aggregate period of ninety (90) consecutive calendar days, as determined by a physician designated by Corporation.

B. Employee expressly acknowledges that this Agreement is terminable at will by Employee or Corporation, with or without cause, and without payment, penalty or further obligation except as follows:

i.	If Employee’s employment with Corporation is terminated for any reason, including, but not limited to, Employee’s Disability or as a result of Employee’s death, then Employee (or Employee’s estate) shall be entitled to receive all Annual Base Salary, Paid Time Off (“PTO”), benefits and other compensation that has accrued but is unpaid as of the date of termination, including any Incentive Compensation Plan award earned in respect of the immediately preceding calendar year but not yet paid as of the date of termination. Any payments under this provision (except for any Incentive Compensation Plan) shall be made within 30 days after the date on which employment terminates. Any Incentive Compensation Plan award payable under this provision shall be made in accordance with Section 3(B) of this Agreement.

ii.	Unless Employee’s employment with Corporation is terminated by Corporation for cause, then contingent upon execution and delivery to Corporation of an unconditional general release, in form satisfactory to the Corporation, of all claims against Corporation, its parent company, subsidiaries, affiliates, officers, directors, employees and agents, arising from or in connection with this Agreement or Employee’s employment with Corporation, Employee shall be entitled to the continuation of his salary and health insurance benefits for a period of nine (9) months.

iii.	“Cause” shall include any one or more of the following: (a) Employee’s repeated failure or inability to perform the duties and responsibilities set forth under this Agreement or reasonably assigned from time to time by Corporation; (b) Employee’s failure to comply with any applicable laws and regulations in performing the duties and responsibilities set forth under this Agreement or reasonably assigned from time to time by Corporation; (c) Employee’s breach of any of Employee’s duties to Corporation, rules applicable to all Corporation employees generally or contractual obligations to Corporation set forth in this Agreement or any other agreement between Corporation and Employee; (d) an act of fraud, misappropriation, or embezzlement on Employee’s part which results in or is intended to result in Employee’s or another’s personal enrichment at the expense of Corporation or its parent company, subsidiaries, affiliates, employees, agents or customers; (e) willful misconduct or gross negligence that has a material adverse effect on Corporation or its subsidiaries or affiliates; (f) Employee’s conviction of a felony or of any crime involving moral turpitude or dishonesty (or entering a plea of nolo contendere with respect to such crime); and (g) Employee’s Disability.

C. Notwithstanding anything to the contrary in this Section 2, in the event of the termination of Employee’s relationship with Corporation for any reason whatsoever, the rights and obligations of the parties as set forth in Sections 5, 6, 7, 8, 9, 11, 14 and 16 shall continue.

Section 3. Compensation.

A. Corporation shall pay Employee a bi-weekly salary, subject to normal withholdings and payable in accordance with the normal payroll practices of Corporation, in the annual amount of Two Hundred and Fifty-Seven Thousand dollars ($257,000) (“Annual Base Salary”). Annual Base Salary may be reevaluated on a yearly basis for a possible increase, but there is no guarantee that compensation shall be increased and the decision as to same remains at the sole discretion of Corporation.

B. Employee shall have the opportunity to earn bonuses pursuant to the terms of the attached Incentive Compensation Plan (Exhibit A hereto).

C. Employee shall not be entitled to any compensation after the termination of Employee’s employment for any reason whatsoever, except as provided under Section 2(B)(i) and (ii).

D. Corporation has the right to deduct from any amounts payable under this Agreement an amount necessary to satisfy its obligation, under applicable laws, to withhold income or other taxes of Employee attributable to payments made hereunder.

Section 4. Fringe Benefits.

A. Employee shall receive the following fringe benefits during the course of Employee’s employment:

i.	Medical and dental insurance benefits, as generally available to employees of Corporation from time-to-time;

ii.	Retirement benefits in accordance with the retirement plan(s) of Corporation so long as said plans are maintained by Corporation and so long as Employee has fulfilled the requirements under the plan(s);

iii.	Life Insurance benefits, as generally available to employees of Corporation from time-to-time;

iv.	Short-Term Disability benefits and Accidental Death and Dismemberment Insurance, as generally available to employees of Corporation from time-to-time;

v.	Long-Term Disability benefits, as generally available to employees of Corporation from time-to-time;

vi.	Reimbursement for all reasonable business-related travel and entertainment expenses as per the terms of the InfuSystem Expense Guidelines which can be found on Corporation’s computer network, including Employee’s travel expenses to and from his office in South Carolina to any location at which he is required to work pursuant to his obligations contained in Section 1.B;

vii	Reimbursement for continuing professional education expenses as required to maintain Employee’s professional designation, of up to $1,500 each calendar year, or such larger amount as approved by the Chief Executive Officer each calendar year;

viii.	21 days of Paid Time Off (“PTO”) each year during the term, subject to the terms of InfuSystem, Inc.’s Employee Handbook, provided that as of the Effective Date of this Agreement Employee shall be deemed to have accrued fifteen (15) days of PTO; and

ix.	Reimbursement for the use of a home telephone, cellular phone, laptop computer and related services and supplies for business use as approved by the Chief Executive Officer, which approval will not be unreasonably withheld.

Corporation reserves the right to modify or terminate its benefit plans and arrangements generally for all its employees, including Employee, except that Corporation may not modify Employee’s right to reimbursement of his travel expenses to and from his office in South Carolina as stated in subsection vi above without Employee’s consent.

B. Employee shall not be entitled to any fringe benefits not set forth in this Section or InfuSystem, Inc.’s Employee Handbook.

C. Employee specifically acknowledges that Corporation reserves the right to change the terms of Corporation’s Employee Handbook at any time, in its sole discretion.

Section 5. Non-Disclosure of Confidential Information.

Employee acknowledges that, in and as a result of Employee’s performing the duties hereunder, Employee will be making use of, acquiring, creating and/or adding to confidential and proprietary information of a special and unique nature and value relating to the customers, potential customers, customer lists, suppliers, vendors and agents of Corporation (“Corporation” for purposes of Section 5, 6 and 7 of this Agreement shall include Corporation, its parent company, subsidiaries, affiliates and related parties, including, but not limited to, InfuSystem Holdings USA, Inc., InfuSystem, Inc. and First Biomedical, Inc.), the contracts, pricing lists, marketing plans, business records, accounting records, sales reports, billing systems, inventory systems, financing and loan documents, bank records, financial records and statements, tax filings and records, account lists, territory reports, quotation forms, advertising and marketing methods and techniques, systems, methodologies, facts, data, patent and license information of Corporation, the computer systems, computer programs, software, web portal solutions, customer sales portal design, development, and programming of Corporation, the employee payroll information and records, employee medical records, information contained in employee personnel files or other employee files of Corporation, and all other information concerning the business and/or affairs of Corporation (hereinafter “Confidential Information”).

A. As an inducement for Corporation to enter into this Agreement, Employee agrees that Employee will not, at any time, either during the term of this Agreement or thereafter, divulge, disclose or communicate to any person, firm, corporation or entity whatsoever, directly or indirectly, or use for Employee’s own benefit or the benefit of others, any Confidential Information which may be in Employee’s possession or to which Employee has access. Employee further acknowledges that all records and lists of the customers and prospective customers of Corporation, and all matters affecting or relating to the business and financial operation of Corporation, are the property of Corporation and are material and confidential and greatly affect the effective and successful conduct of the business of Corporation and the goodwill of Corporation. Employee hereby agrees that Employee shall never divulge, disclose or communicate any such information to any person, firm, corporation or other entity during the term of this Agreement or thereafter.

B. Employee agrees that any books, manuals, price lists, customer lists, supplier and/or distributor lists, plans, samples or other written or electronic evidence and/or forms of Confidential Information, including, but not limited to emails, computer files and all other electronic media, shall only be used by Employee during the term of this Agreement and constitute the property of Corporation. Employee is only authorized to use these materials while undertaking Employee’s responsibilities under this Agreement. All of these materials must be returned to Corporation or destroyed by Employee upon Employee’s separation from Corporation for any reason whatsoever.

C. Corporation has informed Employee of the need to keep the terms of this Agreement confidential in order to prevent damage to Corporation’s business and its relationships with its other employees. Therefore, during the term of this Agreement and thereafter, Employee shall not disclose any of the terms of Employee’s compensation under this Agreement, or any documents generated by Corporation or Employee relating to the calculation of Employee’s compensation or bonuses, to any third party other than Employee’s accountant, financial and legal advisors or spouse, or as required under State or Federal law, except for any information which is already public. In the event of a breach of this confidentiality provision by Employee, Corporation shall be entitled to a permanent injunction, in order to prevent or restrain any such breach by Employee, as well as all of its attorney fees and costs expended in enforcing this Section, its actual damages and any other remedies available to it at law or in equity.

Section 6. Covenants Against Competition.

Employee acknowledges that Employee’s duties as herein described are of a special and unusual character, which have a unique value to Corporation, the loss of which could not be adequately compensated by damages in an action at law. In view of the unique value to Corporation of the Employee’s duties for which Corporation has contracted hereunder, because of the Confidential Information to be retained by or disclosed to Employee as set forth above and as a material inducement to Corporation to enter into this Agreement, Employee covenants and agrees that, unless Corporation and its successors and assigns (including, but not limited to a purchaser of substantially all of Corporation’s assets) shall cease to engage in business:

A. During the term of this Agreement and for a period of one (1) year thereafter, Employee shall not, directly or indirectly, solicit the Corporation’s customers for the rental, sale, consignment and/or repair of ambulatory infusion pumps or IV delivery systems, or related third-party billing and asset management services (the “Business”), or divert the Corporation’s customers from doing business with Corporation, and further, shall not induce any individual or entity to refrain from referring customers or work to Corporation. For purposes of this Section 6A, the customers of Corporation shall include:

i.

any individual, business or governmental entity which purchased goods or services from Corporation related to the Business at any time prior to the execution of the Agreement or during the term of the Agreement;

ii.	any individual, business or governmental entity whose name appears on a list of prospective customers maintained by Corporation related to the Business which list was existing at any time prior to the execution of the Agreement or during the term of the Agreement;

iii.	any suppliers, distributors, vendors or other entities which provided goods or services to Corporation related to the Business at any time prior to the execution of the Agreement or during the term of the Agreement; and

iv.	any non-profit organizations, large customer facilities, group purchasing organizations or referral sources which did any business with, or referred any customers to, Corporation related to the Business at any time prior to the execution of the Agreement or during the term of the Agreement.

B. During the term of this Agreement and for a period of two (2) years thereafter, Employee shall not, directly or indirectly, own, manage, operate, join, control, accept employment with, or participate in the ownership, management, operation or control of, or act as an employee, agent or consultant to, or be connected in any manner with, any business which is competitive with Corporation in any states, territories or provinces of the United States, Canada, Mexico or any other countries in which Corporation has conducted business at any time prior to Employee’s separation from Corporation,. For purposes of determining whether a business is competitive with Corporation, a competitive business shall be defined as any business which primarily engages in the rental, sale, consignment and/or repair of ambulatory infusion pumps and IV delivery systems for oncology, as well as related third-party billing and asset management services.

C. At the conclusion of the two (2) year non-competition period set forth in Section 6(B), Corporation may in its sole discretion elect to extend the non-competition period and provisions of Sections 6(B) by up to an additional one (1) year period by paying Employee his Annual Base Salary as of the date of his termination of employment, for a commensurate period of time.

D. During the term of this Agreement and for a period of one (1) year thereafter, regardless of the reason for Employee’s separation of employment from Corporation, Employee shall not, directly or indirectly, solicit for employment any employees, agents or independent contractors of Corporation or their assigns, unless previously agreed to in writing by Corporation or its assigns.

Section 7. Employee’s Review of Sections 5 and 6.

A. Employee has carefully read and considered the provisions of Sections 5 and 6 hereof and, having done so, agrees that the restrictions set forth in such Sections are fair and reasonable and are reasonably required for the protection of the interests of Corporation, its officers, directors and other employees. Employee acknowledges that the restrictions set forth in Sections 5 and 6 hereof will not unreasonably restrict or interfere with Employee’s ability to obtain future employment.

B. It is the belief of the parties that the best protection which can be given to Corporation which does not in any manner infringe on the rights of Employee to conduct any unrelated business, is to provide for the restrictions described above. In the event any of said restrictions shall be held unenforceable by any court of competent jurisdiction, the parties hereto agree that it is their desire that such court shall substitute a reasonable judicially enforceable limitation in place of any limitation deemed unenforceable and, as so modified, the covenant shall be as fully enforceable as if it had been set forth herein by the parties. In determining this limitation, it is the intent of the parties that the court recognize that the parties hereto desire that this covenant not to compete be imposed and maintained to the greatest extent possible.

C. In the event of a breach of Section 5 or 6, Corporation, in addition to and not in limitation of any other rights, remedies or damages available to Corporation at law or in equity, shall be entitled to a permanent injunction, in order to prevent or restrain any such breach by Employee, or by Employee’s partners, agents, representatives, servants, employers, employees and/or any and all persons directly or indirectly acting for or with Employee.

Section 8. Public Statements.

Employee shall not make any public statements or disclosures regarding the terms of Employee’s employment with Corporation, this Agreement or the termination of Employee’s employment (for any reason whatsoever) which are not pre-approved in writing by Corporation. Further, Employee shall not make, at any time, any public statement that would libel, slander, disparage, denigrate or criticize Corporation, its parent company, subsidiaries and affiliates or any of their respective past or present officers, directors, employees or agents. Similarly, Corporation, its parent company, subsidiaries and affiliates or any of their respective past or present officers, directors, employees or agents shall not make, at any time, any public statement that would libel, slander, disparage, denigrate or criticize Employee. Notwithstanding this Section, nothing contained herein shall limit or impair the ability of any party to provide truthful testimony in response to any validly issued subpoena.

Section 9. Intellectual Property.

A. Employee assigns to Corporation all rights, title and interest in and to all creations which are or may become legally protectable or recognized as forms of intellectual property rights, including all works, whether registerable or not, in which copyright, design right or any form of intellectual property rights may subsist, including, but not limited to all innovations, inventions, improvements, marks, grants, designs, processes, methods, formulas, techniques, videotapes, audiotapes and computer programs, (all referred to as “Intellectual Property”), which Employee, either solely or jointly, conceives, makes or reduces to practice during the time that this Agreement is in effect, which relate to or directly touches upon Employee’s services to Corporation, or any aspect of Corporation’s business, including but not limited to anything related to Confidential Information. All such Intellectual Property shall be the absolute property of Corporation. Employee shall make and maintain written records of and promptly and fully disclose to Corporation all such Intellectual Property.

B. During and after termination of Employee’s services under this Agreement, Employee shall perform, at Corporation’s sole cost and expense, all useful or necessary acts to assist Corporation, as it may elect, to file patent, design, mark and copyright applications in the United States and foreign countries to protect or maintain rights in the Intellectual Property, and also perform all useful or necessary acts to assist Corporation, at Corporation’s sole cost and expense, in any related proceedings or litigation as to such Intellectual Property.

Section 10. Rules and Regulations.

Employee agrees to comply with all rules and regulations of Corporation as established from time to time, including, but not limited to, the Employee Handbook and InfuSystem Expense Guidelines.

Section 11. Indemnification.

Employee holds harmless and indemnifies Corporation, its successors and assigns, from and against any and all liabilities, costs, damages, expenses and attorney fees resulting from or attributable to any and all criminal acts and/or willful misconduct of Employee in connection with Employee’s actions under this Agreement; provided, however, that to the extent any such liabilities, costs, damages, expenses and attorney’s fees are compensated for by insurance purchased by Corporation and/or Employee, Employee shall not be required to reimburse Corporation for the same.

During the term of this Agreement and thereafter, Corporation shall indemnify Employee, and Employee shall be entitled to the protection of insurance policies Corporation may elect to maintain generally for the benefit of its officers, with respect to all costs, charges and expenses whatsoever incurred or sustained by Employee in connection with any action, suit or proceeding to which he may be made a party by reason of being or having been an officer or employee of Corporation or having served any other enterprise as a director, officer or employee at the request of Corporation, except to the extent that any action, suit or proceeding relates to the criminal acts and/or willful misconduct of Employee. As to Corporation’s indemnification obligation to Employee:

A.	Corporation shall be entitled to retain counsel of its choice to defend Employee against any and all covered claims and shall be responsible for such counsel’s costs and fees. In the event Corporation does retain counsel to defend Employee, Corporation shall not be responsible for the fees of any other attorneys retained by Employee.

B.	Employee shall fully cooperate with counsel of Corporation’s choice and provide such information and assistance as Corporation or its counsel may reasonably request, including, but not limited to, making himself available at reasonable times and places.

C.	Employee shall notify Corporation in writing within ten (10) business days of receiving notice of claims(s) which may be covered by this Agreement. In the event that Employee shall fail to comply with such notice provision, Employee shall be deemed to have waived all of his rights under this Agreement to be indemnified, held harmless and/or defended as to such claim(s).

D.	Corporation shall be permitted to settle any covered claim or lawsuit brought against Employee at Corporation’s sole discretion, provided that such settlement does not subject Employee to any liability as a result of such settlement and provided that such settlement does not in any way disparage Employee. Employee shall not settle any covered claim without the prior written approval of Corporation.

Corporation shall maintain director and officer insurance at reasonable and customary levels.

Section 12. Assignment.

This Agreement is personal to Employee and Employee may not assign or delegate any of Employee’s rights or obligations hereunder. Notwithstanding anything to the contrary, in the event of Employee’s death, any amounts owing to Employee as compensation shall be payable to a beneficiary designated in writing by Employee, or if no such designation was made, to Employee’s estate. Corporation may, without Employee’s consent, assign this Agreement to any parent, subsidiary or affiliate of Corporation, to any successor in interest to the business of Corporation or to a purchaser of all or substantially all of the assets of Corporation.

Section 13. Partial Invalidity.

If any term, covenant, warranty, section, clause, condition or provision of this Agreement, is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions hereof, or the application of such term, covenant, warranty, section, clause, condition or provision to persons or circumstances other than those to which it is held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired, or invalidated thereby. In such event, this Agreement shall be construed in all respects as if such invalid, void or unenforceable provisions, etc., were omitted.

Section 14. Section 409A.

This Agreement shall be interpreted and applied in all circumstances in a manner that is consistent with the intent of the parties that, to the extent applicable, amounts earned and payable pursuant to this Agreement shall constitute short-term deferrals exempt from the application of Section 26 USC § 409A (“Section 409A”) and, if not exempt, that amounts earned and payable pursuant to this Agreement shall not be subject to the premature income recognition or adverse tax provisions of Section 409A. Any payments to be made under this Agreement upon a termination of employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing, Corporation makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall Corporation be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

Section 15. Binding Agreement.

This Agreement shall become effective only upon execution by both parties. The submission of this Agreement for review to Employee shall not be construed to be a binding offer of employment.

Section 16. Miscellaneous.

A. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, devisees, legatees, personal representatives, successors and assigns.

B. Any action or suit by Employee against Corporation arising out of Employee’s employment, termination of employment or this Agreement, including, but not limited to claims arising under State or Federal civil rights statutes, must be brought within 180 days of the event giving rise to the claim or be forever barred; provided, however, this waiver does not in any way limit or restrict the Employee’s right to file cross-claims, counter-claims and third-party claims against the Corporation, its officers, directors, employees and agents in the event the Employee is a party in any legal action. Similarly, any action or suit by Corporation against Employee arising out of Employee’s employment, termination of employment or this Agreement, including, but not limited to claims arising under State or Federal civil rights statutes, must be brought within 180 days of the event giving rise to the claim or be forever barred; provided, however, this waiver does not in any way limit or restrict the Corporation’s right to file cross-claims, counter-claims and third-party claims against the Employee in the event the Corporation is a party in any legal action.

C. The prevailing party in any action relating to this Agreement shall be entitled to recovery of all reasonable attorney fees, costs and expenses related to same.

D. Any notices, designations, consents, offers, acceptances, or other communication desired or required to be given hereunder, shall be in writing and shall be deemed to have been sufficiently given or served for all purposes when received by the recipient party, if hand-delivered or sent by certified or registered mail, return receipt requested, postage prepaid, or sent by overnight mail to Employee’s last known address, unless notice of a change of address is furnished to Corporation in the manner established by Corporation’s Employee Handbook, or if sent to Corporation’s then registered headquarters.

E. This Agreement is being entered into as of the date set forth below, but it shall not be effective until September 1, 2013 (the “Effective Date”). The Consulting Agreement between Corporation and Employee shall continue in full force and effect through August 31, 2013, at which time it will terminate and any and all payments due by Corporation to Employee thereunder shall likewise terminate and Employee will at that time no longer be entitled to any payments under the Consulting Agreement, except for any then outstanding payments required under the Consulting Agreement and any outstanding reimbursements for expenses due to Employee under Section 3 of the Consulting Agreement. Following the termination of the Consulting Agreement on August 31, 2013, this Agreement will then become effective as of September 1, 2013. However, in the event Employee’s services to the Corporation are terminated at any time on or prior to August 31, 2013, then the Consulting Agreement and all rights, duties and obligations of the parties thereunder shall survive and continue in full force and effect under the terms of the Consulting Agreement, and this Agreement, except for Sections 2(B)-(C) and 5 of this Agreement, shall automatically terminate and shall therefore never become effective. In either event, the Consulting Agreement shall terminate on August 31, 2013.

F. Except as expressly stated herein, this Agreement specifically supersedes any and all negotiations, discussions, proposed drafts and previous employment and compensation agreements. Employee remains bound by the terms of the Employee Handbook and all other written policies of the Corporation, although the terms of this Agreement supersede any contradictory terms of such other documents, except for the previously executed Non-Disclosure Agreement and the PHI Confidentiality Agreement. Employee specifically acknowledges that Employee is not entitled to either deferred compensation, dividends or any ownership interest of any kind in Corporation or any related companies or assets not expressly referenced herein and Employee expressly waives any claims as to same.

G. This Agreement sets forth the entire understanding of the parties and shall not be changed or terminated orally. The terms of this Agreement can only be changed through a written instrument signed by Employee and the CEO of Corporation. The waiver by Corporation of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee.

H. The section headings as herein used are for convenience of reference only and in no way define, limit or describe the scope or intent of any provision of this Agreement.

I. The parties acknowledge that they jointly drafted this Agreement, that no party can be properly referred to as the drafter of same and that none of the language contained here can be properly construed against either party as the drafter of same.

J. This Agreement is being executed and delivered in the State of Michigan. Any disputes relating to this Agreement shall be governed by Michigan law, including, but not limited to, interpretation, enforceability, validity and construction of this Agreement. The Oakland County Circuit Court of the State of Michigan shall be the court of exclusive jurisdiction and venue over any disputes arising out of this Agreement, any such disputes must be commenced and maintained in the said Circuit Court and Employee expressly waives any right of removal to federal court pursuant to 28 U.S.C. §1441.

K. This Agreement may be executed (including by facsimile or scanned electronic mail transmission) in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

Corporation has caused this Agreement to be signed by its duly-authorized Officer, and Employee has signed this Agreement, as of the day and year written below.

CORPORATION:	EMPLOYEE:

/s/ Eric K. Steen	/s/ Jonathan P. Foster
InfuSystem Holdings, Inc.,	Jonathan P. Foster
by its Chief Executive Officer, Eric K. Steen	Chief Financial Officer

Date: July 1, 2013	Date: July 1, 2013

Exhibit A

InfuSystem Holdings, Inc.

Business Unit Management

Incentive Compensation Plan

You (“you” and/or “Employee”) have been selected to participate in the InfuSystem Holdings, Inc. Incentive Compensation Plan (the “Plan”). The purpose of the Plan is to recognize and reward key employees of InfuSystem Holdings, Inc., its subsidiaries and related entities, including, but not limited to, InfuSystem Holdings USA, Inc., InfuSystem, Inc. and First Biomedical, Inc. (collectively, “Infusystem Holdings”), who contribute to the overall financial performance of their area, business unit, and Infusystem Holdings. By rewarding the successful achievement of the operating plan, InfuSystem Holdings provides a competitive opportunity to enrich your annual cash compensation while driving the behaviors needed to enhance performance. The terms set forth below govern the Plan, except where in conflict, local laws prevail.

The following overview explains the guidelines of the Plan:

•	The Plan year starts on January 1, 2013 and ends on December 31, 2013.

•

Unless otherwise approved by the InfuSystem Holdings Board of Directors or Compensation Committee thereof, while you are a participant of the Plan, you are not eligible to participate in any other bonus/incentive/commission compensation plan that may be offered by InfuSystem Holdings.

•	Your target bonus is established based on your level of responsibility and market factors. Each participant will be notified as to their target bonus.

•

The components of your target bonus will be weighted based on factors including InfuSystem Holdings’ and your business unit’s performance. Details regarding the composition of the factors contributing to your target bonus are outlined below.

•	The Plan includes two components, an Annual Plan (AP) and a Long Term Plan (LTP).

•

The Annual Plan consists of three components: Corporate EBITDA, Corporate Revenue, and Individual Objectives. The Long Term Plan consists of two components, Corporate Operating Margin and Free Cash Flow.

•

Individual Objectives will be related to specific function and as measurable as possible. These objectives shall be determined at the beginning of the performance period and mutually agreed upon by the employee and his or her manager. Objectives should be specific, definable and measurable.

•

You must be an employee in good standing as of the end of the Plan year in order to receive an incentive payment. If your employment is terminated before the end of the Plan year for any reason whatsoever, you will not be entitled to any incentive payment under the Plan.

•	Managers who are responsible for conducting performance appraisals must complete these before he/she will earn or be paid an incentive payment.

•

Employees hired during the Plan year will receive a prorated incentive target based on months of service in the Plan year. Employees hired after October 1st are not eligible to participate in the current year’s Plan.

•	Employees who are promoted or change positions during the Plan year are eligible for a prorated incentive based on the months of service in each position.

•	Incentive payments for the Annual Plan will be paid out no later than 90 days following the end of the Plan year or upon the completion of the annual financial audit.

Employee Name: Jonathan Foster

Employee Title: Chief Financial Officer

Business Unit: InfuSystem, Inc.

Annual Plan Target Award % of Base Salary: 50%

Long Term Plan Grant Award % of Base Salary: 50%

2013 Annual Plan Summary (Corporate)

Performance Measures and Weights:

Corporate EBITDA – 50%

Corporate Revenues – 25%

Individual Objectives – 25%

Payout Scale:*

At 80% of Plan, receive 50% of payout

At 85% of Plan, receive 62.5% of payout

At 90% of Plan, receive 75% of payout

At 95% of Plan, receive 87.5% of payout

At 100% of Plan, receive 100% of payout

At 105% of Plan, receive 112.5% of payout

At 110% of Plan, receive 125% of payout

At 115% of Plan, receive 137.5% of payout

At 120% or more of Plan, receive 150% of payout

Annual Plan Targets:

Corporate EBITDA Target: To be determined by Compensation Committee

Corporate Revenue Target: To be determined by Compensation Committee

2013 Long Term Plan Summary

Performance Measures and Weights:

Operating Profit Margin – 50%

Free Cash Flow – 50%

Performance Period:

Performance Period will be three years.

Grants will be made annually, with a new three-year rolling performance cycle, for example:

•	The FY 2013 grant will be tied to achievements during the FY 2013-2015 performance cycle

•	The FY 2014 grant will be tied to the FY 2014-2016 cycle, etc.

2013 – 2015 Payout Schedule:

2013 Grant will be paid within 75 days of the completion of the 2013 – 2015 performance period.

Payout Scale:*

At 80% of Plan, receive 25% of payout

At 100% of Plan, 100% of payout

At 120% or more of Plan, receive 150% of payout

2013 – 2015 Long Term Plan Targets:

Operating Profit: To be determined by Compensation Committee

Free Cash Flow Target: To be determined by Compensation Committee

*Employee is not entitled to any payout at less than 80% of Plan and payout is capped at 150%.

InfuSystem Holdings’ Board of Directors has the authority to change the terms of this Plan at any time as business needs require in its sole discretion. Further, this Plan may be terminated at any time, with or without prior notice. The Board or its Compensation Committee shall administer the Plan and has the exclusive and final authority in each determination or interpretation affecting the Plan and its participants. All such decisions made by the Board or its Compensation Committee are final and binding on participants. This policy is not intended to create a contract of employment, either expressed or implied, nor gives any participant any right to be retained in the service of InfuSystem Holdings in any capacity.

As to Employee’s right to commission and bonus, this Agreement supersedes all previous discussions, proposed drafts and compensation agreements, including, but not limited to, any conflicting provisions of offer letters, employee handbooks or employment agreements. This Agreement sets forth the entire understanding of the parties as to Employee’s commission and bonus. No parole evidence shall be used to construe or modify this Agreement. The terms of this Agreement cannot be waived or modified except by a written document signed by the InfuSystem Holdings’ CEO or CFO, provided that Employee may not sign on behalf of InfuSystem Holdings.

Any action or suit against InfuSystem Holdings relating to sales commission or bonus and/or this Plan must be brought by Employee within 180 days of the event giving rise to the claims or be forever barred and Employee expressly waives any limitation periods to the contrary. Participants also waive trial by jury in connection with any action or suit arising under or related to this Plan. This Agreement will be governed by and construed in accordance with the laws of the State of Michigan. The parties expressly agree that the Oakland County Circuit Court shall have exclusive jurisdiction over any disputes arising out of this Agreement and that venue is only appropriate in the said Circuit Court.

CORPORATION:		EMPLOYEE:

By:	/s/ Eric K. Steen	/s/ Jonathan P. Foster
InfuSystem Holdings, Inc.		Chief Financial Officer
by its Chief Executive Officer

Dated: July 1, 2013		Dated: July 1, 2013